TENANCY AGREEMENT


      THIS JOINT TENANCY AGREEMENT dated August 15, 2000


BETWEEN:                ASDAR Group INC.
               1225 E Sunset Drive, Suite 145
                 Bellingham, WA 98226 - 3529
              Telephone No.:  (604) 664 - 0484
                        (the "Tenant-AG")


AND:                    2U ONLINE.COM INC.
             1239 West Georgia Street, Suite 3004
                      Vancouver, BC V6E 4R8
               Telephone No.: (888) 488 - 6882
                        (the "Tenant-2U")


AND:                  HOLM INVESTMENTS LTD.
                       534 Beachview Drive,
           North Vancouver, British Columbia V7G 1P9
               Telephone No.:  (604) 929 - 6821
                        (the "Landlord")


WHEREAS:

                          Exhibit 99.3

                        TENANCY AGREEMENT

Tenants , Tenant-AG, Tenant-2U and Landlord in this Tenancy Agreement have the same meaning as in the Residential Tenancy Act ("RTA"), and the singular of these words includes the plural. In this Tenancy Agreement, the words Premises and Property have the same meaning as in the RTA.


1. APPLICATION OF THE TENANCY ACT:

(a) The terms of this Tenancy Agreement and changes or additions to the terms may not contradict or change any right or duty under the RTA or regulation made under the RTA and to the extent that a term of this Tenancy Agreement does contradict or change a right or duty under the RTA or a regulation made under the RTA, the term of this tenancy Agreement is void.

(b) Despite any other provision of this Tenancy Agreement, under the RTA a tenant has the right to apply for arbitration to resolve a dispute.


2. PREMISES

The premises being rented to the Tenants is a two-bedroom condominium located at 1239 West Georgia Street, Suite 3004, Vancouver, British Columbia V6E 4R8.

3. LENGTH OF TENANCY:

This tenancy starts on September 1, 2000 and ends on August 1, 2003, (the last day of the tenancy being hereinafter referred to as the "Expiry Date"). The Tenants acknowledge and agree that this tenancy will terminate on the Expiry Date unless a written request for extension is received by the Landlord ninety
(90) days prior to the Expiry Date.

This tenancy will not continue as month to month tenancy thereafter.

4. RENT:

(a) The two joint tenants, Tenant-AG and Tenant-2U, shall pay a total rent of $4,080.00 (Canadian Funds) per month for the premise to the Landlord on the first day of the rental payment period which is the first day of each month. The first month's rent shall be paid on September 1, 2000.

  (i) Tenant-AG's share of the rent payment will be $2,000.00 per month, and

 (ii) Tenant-2U's share of the rent payment will be $2,080.00 per month.

(b) The Tenants shall pay the rent on time. If the rent is late, the Landlord may issue a "Notice to End Tenancy" to the Tenants, which may take effect not earlier than 10 days after the date that the Notice is given.

(c) All maintenance fees are inclusive.

5. OCCUPANTS:

During the term of this Tenancy Agreement, the Premises shall be occupied by the Directors, officers, and employees of ASDAR Group Inc., or 2U Online.com Inc. and other individuals under contract to ASDAR Group Inc. or 2U Online.com, Inc.

6. REPAIRS:

(a) Landlord's Duties:

The Landlord shall provide and maintain the Premises in a reasonable state of decoration and repair, making the Premises suitable for occupation. The Landlord must comply with health, safety and housing standards required by law.

If the Landlord is required to make a repair to comply with the above duties, the Tenants may discuss it with the Landlord. If the Landlord refuses to make the repair, the Tenants may seek an Arbitrator's Order under the RTA for the completion and costs of the repair.

(b) Tenants' Duties:

The Tenants shall maintain ordinary health, cleanliness and sanitary standards throughout the Premises. The Tenants shall take the necessary steps to repair damage to the Premises caused by a willful or negligent act or omission of the Tenants or invited guests of the Tenants.

If the Tenants do not comply with the above duties, the Landlord may discuss the matter with the Tenants and may seek a monetary order through arbitration under the RTA for the cost of repairs, serve a Notice to End the Tenancy, or both.

(c) Emergency Repairs:

The Tenants must make at least two (2) attempts to notify the person designated by the Landlord, and give a reasonable time for completion of the emergency repairs at any time.

If the emergency repairs are still required, the Tenants may undertake the repairs, and deduct the cost from the next month's rent, provided a statement of account and receipts are given to the Landlord. The Landlord may take over completion of the emergency repairs at any time.

Emergency repairs must be urgent and necessary for the health and safety of persons or preservation of property and are limited to:

  (i) major leaks in the pipes or roof,
 (ii) damaged or blocked water or sewer pipes or plumbing fixtures;
(iii) repairs to the primary heating system; and
 (iv) defective locks that give access to the Premises.

7. LOCKS:

Neither the Tenants nor the Landlord may change or add a lock or security device (for example, a door chain) to the Premises unless both agree, or unless ordered by an arbitrator. In an emergency, the Landlord may change the lock on the main door of the property and the Tenants may change a defective lock on the Premises and promptly provide the other party with a copy of the new key.

8. ENTRY OF PREMISES BY THE LANDLORD:

(a) For the duration of this Tenancy Agreement, the Premises are the Tenants' home and the Tenant is entitled to privacy, quiet enjoyment and to exclusive use of the Premises.

(b) The Landlord may enter the Premises only if one of the following applies:

(i) The Landlord gives the Tenants a written notice which states why the Landlord needs to enter the Premises and specifies a reasonable time not sooner than 24 hours and not later than 72 hours from the time of giving the notice;

(ii) there is an emergency;

(iii) the Tenants give the Landlord permission to enter at the time of entry or not more than one month before the term of entry for a specific purpose;

(iv) the Tenants have abandoned the Premises;

(v) the Landlord has the order of an arbitrator or court saying the Landlord may enter the Premises.

(c) At the end of the tenancy, the Tenants must give the key to the Premises to the Landlord.

In order for the Landlord to insist on the performance of the Tenants' obligation to pay rent under this Tenancy Agreement, the Tenants must receive a copy of this Tenancy Agreement promptly, and in any event, not later than 21 days after it was entered into.

THIS TENANCY AGREEMENT is intended to be a complete record of the relationship between the Landlord and the Tenants in respect of the Premises.


LANDLORD

        /S/ R. Angelo Holmes
_______________________________________ Date:   August 15, 2000
R. Angelo Holmes, President
Holm Investments Ltd.



TENANT-AG

        /S/ Jack Sha
_______________________________________ Date:   August 15, 2000
Jack Sha, Secretary
ASDAR Group Inc.



TENANT-2U

        /S/ Jack Sha
_______________________________________ Date:   August 15, 2000
Jack Sha, President
2U Online.com Inc.